Exhibit 10.41

CONFIDENTIAL AND NOT FOR DISTRIBUTION OR RECIRCULATION

Energy Vault Inc.
4360 Park Terrace Drive, Ste 100
Westlake Village, CA 91361

Robert A. Piconi
Co-Founder and CEO

Strictly private and confidential

To be opened by addressee only

November 26, 2021

Via email

Mr. Iain Merrick Kerr
[***]

Re: Your Resignation, effective November 28, 2021

Dear Merrick

We write to confirm your resignation and the termination of your employment with Energy Vault, Inc. and Energy Vault SA (collectively, the ‘Company’), on 28 November 2021 (the ‘Termination Date’), following completion of your two month notice period. In advance of the Termination Date but, at the very latest on the Termination Date, please return all of the Company’s property including your laptop, in accordance with clause 4 of the Employee Confidentiality and Non- Disclosure Agreement dated 12 March 2018 (the ‘NDA’). (We are arranging a pickup of your laptop by FedEx and are having a shipping box sent to your home.) You are also required to provide a signed copy of the Termination Certificate at Exhibit C of the NDA at the same time (a copy of which is enclosed).

Subject to compliance with these requirements, following the Termination Date, you will receive your final salary payment together with your accrued but unused holiday in respect of 2021 up to the Termination Date. You have also requested that we pay you for your 2020 unused holiday pay. As you know, we do not think you are contractually entitled to this but as a gesture of goodwill, the Company will also pay these 9 days.

The Company will be issuing you a check in the amount of $9,959.46, representing the repurchase of your unvested shares (21,651 shares at $0.46/share), as per the terms of the Energy Vault, Inc. Stock Incentive Plan.

CONFIDENTIAL AND NOT FOR DISTRIBUTION OR RECIRCULATION

Mr. Merrick Kerr

November 26, 2021

As to the other items raised in your email, dated October 24, 2021, and as communicated to you previously in our recent telephone conversation, (1) the Company is not obligated to compensate you for the amount of any agreed reduction in salary for any period, and (2) the Company will not agree to relieve you of the restrictions on your sale of Company stock that arise under the lock-up agreement that was executed in connection with the Business Combination Agreement between the Company and Novus Capital Corporation II.

Finally, the Company will forward your P45 in due course.

Good luck and we all wish you best of luck in your new endeavor.

Sincerely,

/s/ Robert A. Piconi

Robert A. Piconi
Co-Founder and CEO
Energy Vault, Inc.